Exhibit 10.2.1

Blink Charging Co. 605 Lincoln Road, 5th Floor Miami Beach, FL 33139	(305) 521-0200 BlinkCharging.com Nasdaq: BLNK

April 18, 2023

Aric Ohana
[*]

Re:	Offer of Employment

Dear Aric,

On behalf of Envoy Technologies, Inc. (the “Company”), a wholly owned subsidiary of Blink Mobility LLC (“Blink Mobility”), I am pleased to offer you the position of CEO of the Company (“CEO”) starting on or about April 18, 2023 (the “Employment Start Date”). As CEO you will be reporting to the CEO of Blink Mobility. Your employment is subject to approval by the Board of Directors of the Company (the “Board”).

1.	Obligations. You are expected to devote your full business efforts and time to the Company during your employment. However, this obligation shall not preclude you from engaging in any civic, charitable, or religious activities, provided such activities do not materially interfere or conflict with your responsibilities or ability to perform your employment duties. All such activities must comply with the Company’s Corporate Governance Guidelines, a copy of which will be made available to you.

2.	Compensation. Your starting base salary will be $16,667 per month ($200,000 annually), less applicable taxes, deductions, and withholdings (the “Base Salary”). Your Base Salary will be paid bi- weekly and is subject to an annual review. This is an exempt position. The Company’s current regularly scheduled payday is the 15th and 30th of each month. Upon achieving certain hurdles, your Base Salary will be updated as follows: (i) upon filing a registration statement (Form F-1) by Blink Mobility (the “Registration Statement”) - $225,000 per year; (ii) upon the Registration Statement becoming “effective” - $250,000 per year; and (iii) upon Blink Mobility becoming fully listed entity on either Nasdaq or NYSE - your compensation package will be increased and adjusted to the same level of Blink Mobility C-Level executive’s compensation.

3.	Cash Performance Bonus. You and Blink Mobility’s CEO together with the Company’s Board representatives will collaborate annually to establish Key Performance Indicators (the “KPIs”). Provided you achieve your established KPIs within the relevant timeframe, you will be eligible to receive a cash bonus of up to 20% of your Base Salary in the 12 months prior to that date, less applicable taxes, deductions, and withholdings (the “Performance Bonus”). Any failure to establish KPIs, which is not the fault of Blink Mobility’s CEO and/or the Company’s Board representatives, will preclude you from obtaining a Performance Bonus. You must meet or exceed the relevant KPIs for twelve (12) months to become eligible to receive a Performance Bonus.

Blink Charging Co. 605 Lincoln Road, 5th Floor Miami Beach, FL 33139	(305) 521-0200 BlinkCharging.com Nasdaq: BLNK

4.	Equity Performance Awards. You will be eligible to receive equity compensation performance award (the “Equity Performance Awards”) under Blink Mobility’s Incentive Compensation Plan (the “Plan”). Equity Performance Awards may consist of stock options, restricted common stock, or such other equity compensation as determined by Blink Mobility’s Board or Blink Mobility’s Compensation Committee. All Equity Performance Awards are subject to the terms and conditions of the Plan and any accompanying award agreements.

The total aggregate annual Equity Performance Awards value under the Plan will be up to 20% of your Base Salary in the 12 months prior to that date (the “Grant”) in the form of Blink Mobility’s restricted common stock (the “RCSs”). The value of the Equity Performance Awards may be adjusted from time to time. The Grant shall vest in equal one-third (1/3) increments on each anniversary of the Grant Date. All Equity Performance Awards shall be granted to you, provided that: (i) you are employed by the Company and/or Blink Mobility on each applicable vesting date; and (ii) you satisfy any applicable KPIs or other performance criteria established by Blink Mobility CEO and/or the Company’s Board representatives and the Plan.

The Blink Mobility Board may decide at any time in the future to change the form of the Equity Performance Awards, including granting stock options to purchase Blink Mobility’s common stock (the “Stock Options”) instead of all or a portion of the RCSs, and any replacement shall be subject to the vesting schedule set forth herein. Any Stock Options that Blink Mobility may grant shall expire five (5) years following their vesting. All Equity Performance Awards, including any cash bonuses, will be granted each year on or about March 31st.

5.	Clawbacks. All Equity Performance Awards are subject to Blink Mobility’s Clawback Policy and such other policies that may be adopted in the future, including any guidelines established under the Dodd- Frank Wall Street Reform and Consumer Protection Act.

6.	Benefits. You and your family are entitled to participate in the Company’s benefit programs now in effect or later established (the “Benefits”). The Company reserves the right to change its benefit plans from time to time without notice. If you drive an electric vehicle, upon presentation of appropriate documentation, the Company will reimburse you up to $250 per month, in accordance with the Company’s EV Policy. The Company reserves the right to change or cancel the EV Policy without prior notice and at its sole discretion.

7.	Business Expense Reimbursement. Upon presentation of appropriate documentation in accordance with the Company’s expense reimbursement policies, the Company will reimburse you for reasonable business expenses incurred in connection with your employment.

Blink Charging Co. 605 Lincoln Road, 5th Floor Miami Beach, FL 33139	(305) 521-0200 BlinkCharging.com Nasdaq: BLNK

8.	Paid Time Off. You will accrue paid time off (“PTO”) at a rate of one hundred and sixty (160) hours per year (or twenty (20) days based upon an eight-hour workday) per year. These hours can be used at your discretion. Please give your manager at least two weeks’ notice of your intention to use PTO whenever possible.

9.	Term and Termination. Your initial term of employment shall be two (2) years commencing on your Employment Start Date (the “Term”). Your employment will be automatically renewed on your anniversary date for an additional one-year term unless the Company provides you with a notice of non-renewal at least thirty (30) days before the end of the Term.

10.	Termination by the Company for Cause. You may be terminated by the Company immediately and without notice for “Cause,” which shall mean: (i) your willful material misconduct; or (ii) your willful failure to materially perform your responsibilities to the Company. The Company shall determine “Cause” after conducting a meeting where you can be heard on the topic.

11.	Termination Without Cause. The Company may terminate your employment without Cause not earlier than three (3) months following your Employment Start Date (“Termination Without Cause”). Upon Termination Without Cause, the Company will continue paying your Base Salary for an additional number of months equal to the number of months you were employed with the Company, not to exceed six (6) months. In all other situations regarding your termination (including resignation), the following will terminate immediately: (i) all further vesting of your Equity Performance Awards and performance bonuses; and (ii) all payments from the Company to you hereunder (except to amounts already earned). The foregoing is your sole entitlement to severance payments and benefits in connection with the termination of your employment.

12.	Confidential Information and No Conflict with Prior Agreements. As an employee of the Company, you may become knowledgeable about confidential and/or proprietary information or trade secrets related to the operations, products, and services of the Company and its clients, Blink Mobility and/or Blink Charging Co., the parent company of Blink Mobility. Additionally, you may possess confidential or proprietary information or trade secrets from prior employers that must not be used or disclosed to anyone at the Company. You will be required to familiarize yourself with the Company’s confidentiality policies and sign the Company’s standard Confidentiality and Assignment of Inventions Agreement (the “Proprietary Agreement”) and the Proprietary Information Obligations Checklist and return it to the Company on or before your Employment Start Date. The Company requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this offer letter, you represent that your employment with the Company shall not breach any agreement with any third party.

Blink Charging Co. 605 Lincoln Road, 5th Floor Miami Beach, FL 33139	(305) 521-0200 BlinkCharging.com Nasdaq: BLNK

13.	Company Policies. As part of your onboarding process, you will be provided copies of the Company and/or Blink Mobility’s Employee Handbook, Confidentiality, Non-Disclosure, and Intellectual Property Ownership Agreements (the “Company Documents”), the terms of which are hereby incorporated into the terms of this offer letter and the terms and conditions of your employment. You must review the Company Documents and return the same to the Company with signed consents and acknowledgments on or before your Employment Start Date.

14.	Non-Compete. To the extent permissible by applicable law, at any time during your employment and for twelve (12) months thereafter, you shall not, directly or indirectly, in any manner whatsoever engage in any capacity with any business competitive with the Company and/or Blink Mobility and/or Blink Charging Co’s current lines of business or any business then engaged in by the Company, any of its subsidiaries or any of its affiliates (the “Company’s Business”) for your benefit or the benefit of any person or entity other than the Company or any of the Company’s subsidiaries or affiliates. This non- compete is limited to the city where you are located for your employment and a 60-mile radius around said city.

15.	Governing Law. This offer letter shall be governed by the laws of the State of Florida, and you submit to the exclusive jurisdiction and venue of the courts in the State of Florida, County of Miami-Dade, for all disputes, claims, or complaints arising out of this offer letter.

16.	No Oral Modification. Any modification or amendment of this offer letter, the terms of employment, or additional obligation assumed by either party in connection thereof, shall be effective only if placed in writing and signed by both parties, or authorized representatives.

[signature page follows]

Blink Charging Co. 605 Lincoln Road, 5th Floor Miami Beach, FL 33139	(305) 521-0200 BlinkCharging.com Nasdaq: BLNK

We look forward to you joining the Company. Please indicate your acceptance of this offer letter by signing below and returning an executed copy to me at your earliest convenience.

This offer of employment is expressly conditioned upon you: (i) signing and returning this offer letter; (ii) signing and returning the Company Documents acknowledgment forms; and (iii) undergoing and passing a Company administered drug and background check before your Employment Start Date. The Company will provide you with information for undergoing the drug and background checks before your Employment Start Date.

Very truly yours,

/s/ Brendan Jones

Brendan Jones, CEO
Blink Mobility LLC

AGREED AND ACCEPTED:

By:	/s/ Aric Ohana	Date:	April 18, 2023
Name:	Aric Ohana

-5-